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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number 333-58731
                                                       ---------

                     General American Railcar Corporation II
             -------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)

            500 West Monroe Street, Chicago, Illinois, (312)-621-6451
             -------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Pass Through Certificates, Series 1998-1
             -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
             -------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]

        Approximate number of holders of record as of the certification or notice date*: 15

__________

* The notice date for this Form 15 is January 1, 1999, the date when registrant's duty to file reports was automatically suspended pursuant to
Section 15(d). Registrant has had fewer than 300 holders of record at all times since that date.

     Pursuant to the requirements of the Securities Exchange Act of 1934, General American Railcar Corporation II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                  DATE: 5/17/01     BY: /s/Ronald J. Ciancio
                        -----------     -----------------------------

                             Name: Ronald J. Ciancio
                                   ---------------------------
                  Vice President, General Counsel and Secretary